EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNDAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
 (In Thousands)

	June 30,	September 30,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 152,320	$ 100,259
Accounts receivable, net of an allowance
of $0 at June 30, 2010
and $65 at September 30, 2009	109,509	124,053
Insurance receivable	-	2,518
Income tax receivable	17,400	8,306
Inventories of materials and supplies	53,611	50,136
Deferred tax assets	43	35
Prepaid expenses and deferred costs	4,290	19,297
Total Current Assets	337,173	304,604

NET PROPERTY AND EQUIPMENT	1,306,787	1,184,300

LONG TERM ASSETS:
Other receivables	15,799	14,331
Deferred costs and other assets	5,009	6,167
	20,808	20,498
	$ 1,664,768	$ 1,509,402

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 41,041	$ 19,066
Accrued liabilities	27,177	28,960
Income tax payable	28,065	29,067
Deferred credits	9,088	35,825
Total Current Liabilities	105,371	112,918

LONG TERM DEBT	230,000	275,000

LONG TERM LIABILITIES:
Deferred income taxes	10,966	6,082
Deferred credits	1,953	2,921
Other	12,973	10,188
	25,892	19,191

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,427 and 64,236 issued
and outstanding at June 30, 2010
and September 30, 2009, respectively	64,427	64,236
Paid-in capital	130,745	122,457
Retained earnings	1,108,333	915,600
Total Shareholders' Equity	1,303,505	1,102,293
	$ 1,664,768	$ 1,509,402